Five-Year Summary of Selected Financial Data

(in thousands, except per-share data)	1999	1998	1997	1996	1995
Net sales	$2,322,370	$1,706,077	$1,280,923	$925,416	$680,455

Gross profit	$1,382,287	$999,978	$761,343	$533,417	$376,174

Earnings before income taxes	$802,120	$577,650	$417,209	$190,274	$175,600

Net earnings	$549,663	$391,460	$275,538	$127,556	$123,290

Earnings per share	$1.36	$0.98	$0.71	$0.33	$0.33
Earnings per share, assuming dilution	$1.32	$0.96	$0.69	$0.32	$0.32

Stockholders' equity	$2,047,505	$1,404,547	$992,164	$628,574	$453,889

Total assets	$2,354,625	$1,651,934	$1,250,085	$786,848	$581,044

Net working capital	$1,511,393	$1,054,937	$685,011	$374,666	$283,918

Long-term debt	$9,350	$3,349	$3,135	$2,904	$3,890

No cash dividends per common share were paid. Per-share amounts are restated to reflect stock splits in 1999, 1996 and 1995.

MANAGEMENT's DISCUSSION AND ANALYSIS

Results of Operations

1999 Highlights
1999 was another record-setting year for Tellabs. Besides achieving its 1995 objective of $2 billion in revenue by the end of the year 2000 one year early, the Company set records in sales revenue ($2,322.4 million), net earnings ($549.7 million) and net earnings per share ($1.32).

During 1999, Tellabs acquired NetCore Systems, Inc. ("NetCore"), in a transaction accounted for as a pooling of interests, and Alcatel's DSC Communications businesses in Europe (now known as "Tellabs Denmark") in a transaction accounted for as a purchase. (For more information on these transactions, see Note 3.) The Company also purchased certain assets from DSP Software Engineering, Inc ("DSPSE").

In December 1999, Tellabs announced that it was acquiring SALIX Technologies, Inc. ("SALIX"). This acquisition, which was accounted for as a pooling of interests, took place in February 2000. Tellabs voluntarily restated all prior financial information to reflect its 2000 acquisition of SALIX. The results of operations, financial position and cash flows of SALIX are now included in Tellabs' consolidated financial information as if SALIX were always a part of Tellabs. (For more information on this transaction, see Note 3.)

1999 vs. 1998
Sales for 1999 totaled $2,322.4 million, an increase of 36.1 percent from 1998's then-record sales of $1,706.1 million. Digital cross-connect systems sales amounted to $1,362.7 million and drove the overall sales growth, increasing 43.6 percent from 1998 levels mainly due to strong TITAN® 5500/5500S and TITAN® 532L sales. Managed digital network systems sales posted a modest gain, increasing 8.6 percent to $438.9 million. (Included in managed digital network systems sales for 1999 are sales of the Company's FOCUS™ international-standard optical products obtained in the acquisition of Tellabs Denmark.) Excluding the Tellabs Denmark sales, managed digital network systems sales posted a slight decrease compared with 1998 levels due to weaker sales of the MartisDXX® managed access and transport system. Network access system sales were $350.9 million, an increase of 41.7 percent compared with 1998 sales. Sales of the CABLESPAN® 2300 universal telephony distribution system increased three-fold over the prior year's results and accounted for the majority of the increase in network access systems sales. Also included in network access systems are sales of digital echo cancellers, which increased 12.4 percent from 1998 sales. Tellabs also saw revenue from the installation and testing of its systems grow 79.9 percent from 1998 levels. The Company expects that revenue generated from the installation and testing of its systems will continue to become an increasing source of overall revenue.

In 1999, sales within the United States increased 42.9 percent, primarily on the strength of digital cross-connect systems sales, and accounted for 70.2 percent of total sales. Sales outside the United States increased 22.4 percent, mainly due to the inclusion of Tellabs Denmark sales and digital echo canceller sales, and accounted for 29.8 percent of total sales.

Gross margin as a percentage of sales for 1999 was 59.5 percent compared with 58.6 percent in 1998. The increase in the gross margin percentage is due to increased efficiencies achieved by the Company's manufacturing and customer service operations. This was partially offset by the higher activity in the typically lower-margin customer service area. The lower margins in customer service are partly a result of the use of outside contractors to assist in the installation of the Company's systems.

Operating expenses totaled $648.5 million, an increase of 35.7 percent compared with 1998 levels. As a percentage of sales, operating expenses for 1999 amounted to 27.9 percent compared with 28.0 percent in 1998. Marketing and general and administrative expenses totaled $329.1 million, a 32.8 percent increase from the prior year. The growth in marketing and general and administrative expenses is primarily attributable to the increased staffing and facility expansion necessary to allow the Company to maintain its current level of business activity, as well as to take advantage of future market opportunities, coupled with the added expenditures of Tellabs Denmark. As a percentage of sales, marketing and general and administrative expenses for 1999 were 14.2 percent compared with 14.5 percent in 1998.

Research and development expenses totaled $312.3 million, an increase of $88.2 million from 1998 levels. The growth in research and development expenses during 1999 is due to the Company's continued efforts to bring new products to market, coupled with inclusion of Tellabs Denmark and DSPSE expenditures in 1999. As a percentage of sales, research and development costs increased slightly to 13.4 percent in 1999.

Other income for 1999 totaled $33.4 million compared with $19.8 million in 1998. The 68.1 percent increase in other income is due primarily to higher interest income resulting from higher average cash balances available for investment, coupled with lower foreign exchange losses in 1999.

The effective tax rate was 31.5 percent for 1999 and 32.2 percent for 1998. The decrease in the 1999 effective tax rate is primarily due to additional foreign tax rate benefits, increased research and development tax credits, and one-time, non-recurring tax saving strategies. The Company's 1999 and 1998 effective tax rates reflect the benefits of lower foreign tax rates as compared with the U.S. federal statutory rate.

The preceding 1999-to-1998 comparisons do not include the effects of the following transactions. During 1999, the Company incurred pre-tax charges of $1.9 million ($1.3 million, after-tax) related to its acquisition of NetCore. Tellabs also recognized a pre-tax gain of $36.9 million ($25.3 million, or 6 cents per diluted share after tax) on the sale of stock held as an investment. In 1998, the Company recorded a pre-tax impairment charge of $24.8 million ($16.7 million, or 4 cents per diluted share after tax) on the write-down of impaired assets at its Wireless System Division. Also, during 1998, the Company recognized pre-tax charges of $13.0 million ($8.8 million, or 2 cents per diluted share after tax) in connection with its acquisition of Coherent Communication Systems Corporation ("Coherent") and its terminated merger with CIENA Corporation as well as a pre-tax gain of $73.4 million ($49.5 million, or 12 cents per diluted share after tax) on the sale of stock held as an investment and the settlement of related hedge contracts.

1998 vs. 1997
Sales during 1998 increased 33.2 percent to $1,706.1 million from sales of $1,280.9 million in 1997. Significant sales growth during 1998 was realized worldwide. Sales within the United States grew 38.2 percent, primarily as the result of the continued strong sales of the TITAN® 5500/5500S system. Sales outside the United States grew by 24.5 percent, driven by the MartisDXX system and digital echo cancellers.

Digital cross-connect systems sales for 1998 totaled $949.1 million, up from sales of $692.5 million in 1997. Sales of the TITAN 5500/5500S system continued to lead this product group, growing 38.2 percent from 1997 sales levels. The balance of this product group, consisting of the narrowband members of the TITAN family, experienced sales of approximately $96.0 million, up 27.8 percent from 1997 sales, making them a more significant contributor to the digital cross-connect product group. The increased sales of the other members of the TITAN family were attributable to the demand from a growing base of emerging telecommunications service providers requiring such systems.

Sales of managed digital networks systems during 1998 were $404.2 million, an increase of 35.6 percent from sales in 1997. MartisDXX system sales comprised of all the sales of this group in 1998. One significant driver in the growth of MartisDXX system sales was a focus on sales to countries with emerging telecommunications infrastructures.

Sales of network access systems in 1998 increased $40.5 million, to $231.3 million. The increase was mostly attributable to sales of echo cancellers. Also contributing to this increase were sales of the CABLESPAN system sales of $23.9 million, a 53.3 percent increase over 1997 sales levels.

During 1998, customer service revenues became a more significant source of the Company's sales than in previous years. Customer service revenues resulted primarily from activities involving the installation and testing of large systems, generally the TITAN family of products. Revenues during 1998 were $75.4 million, an increase of 121.8 percent compared with 1997 revenues of $34.0 million.

Net earnings for 1998 were a record $391.5 million, up 42.1 percent from 1997 earnings of $275.5 million. (As mentioned above, 1998 earnings included a $73.4 million pre-tax gain on the sale of stock held as an investment and the settlement of related hedge contracts, a $24.8 million pre-tax charge for impaired assets at the Company's Wireless Systems Division, and a $13.0 million pre-tax charge for costs related to the Coherent acquisition and the terminated merger with CIENA Corporation. Net earnings for 1997 included a $20.8 million pre-tax gain on the sale of stock held as an investment. Excluding the effects of these items, net earnings for the year increased $105.8 million, primarily as the result of the then-record sales.) Diluted earnings per share were $0.96 in 1998 (90 cents excluding the effect of the stock sale, the asset impairment charge, and the merger costs), compared with $0.69 in 1997 ($0.65 excluding the effect of the stock sale).

Gross profit margin in 1998 was 58.6 percent versus 59.4 percent in 1997. The decrease resulted primarily from increased costs related to customer service activities.

As a percentage of sales, operating expenses (excluding the aforementioned asset impairment charge and merger costs) were 28.0 percent, a 1.8 percent decrease compared with 1997. Overall, operating expenses in 1998 (excluding the asset impairment charge and merger costs) increased 25.2 percent compared with 1997. Contributing to the overall increase were the continued worldwide research and development of products and expansion of service and support capabilities.

Other income was $93.2 million in 1998, compared with $37.4 million in 1997. (Included in the results of both 1998 and 1997 were gains on the sale of stock held as an investment. The gain in 1998, including the settlement of related hedge contracts, was $73.4 million. The gain in 1997 was $20.8 million.) Excluding the gains on the sale of stock, other income increased $3.2 million. Interest income in 1998 contributed $24.7 million to income, a 78.3 percent increase compared with $13.9 million in 1997, primarily due to higher average cash balances throughout the year. The increase in interest income was offset by foreign exchange losses of $4.1 million compared with foreign exchange gains of $1.9 million in 1997.

The effective tax rate was 32.2 percent for 1998 and 34.0 percent for 1997. The decrease in the 1998 effective tax rate is primarily due to the tax benefits associated with contributions to the Tellabs Foundation, as well as the asset impairment charge at the Company's Wireless Systems Division. The Company's 1998 and 1997 effective tax rates reflect the benefits of lower foreign tax rates as compared with the U.S. federal statutory rate.

Liquidity and Capital Resources

Cash and cash equivalents at December 31, 1999, were $310.6 million compared with $245.5 million at January 1, 1999. The $65.1 increase in cash and cash and cash equivalents is a result of the $452.2 million in cash generated from operations, coupled with the $51.2 million in cash provided by financing activities. These cash inflows are partially offset by $418.1 million of cash used in investing activities.

The balance of accounts receivable, less allowances, grew $145.8 million during 1999. The main drivers behind the growth in accounts receivable are the record 1999 fourth-quarter sales, along with the addition of receivables acquired in the Tellabs Denmark acquisition. (Excluding the Tellabs Denmark receivables, overall accounts receivable grew $119.9 million during 1999.) Days sales in receivables outstanding (DSO) was 80.0 days at December 31, 1999, compared to 83.9 days at January 1, 1999. Decreasing DSO and improving related processes remain major corporate objectives for Tellabs.

The Company's inventory balance increased $63.4 million during 1999. (Excluding the Tellabs Denmark inventory, the overall inventory balance increased $44.4 million.) The balance of goodwill, intangible and other assets grew $111.3 million during 1999. Included in this increase is $43.5 million in goodwill derived from the Tellabs Denmark acquisition and DSPSE purchase, along with $25.0 million in intangible assets identified in the Tellabs Denmark acquisition consisting principally of developed technology. The remainder of the increase in goodwill, intangible and other assets relates primarily to internally developed prototypes and investments in licensed technologies.

The Company used $418.1 million in cash for investing activities. The majority of cash was used to fund the companies short-term investment portfolio, which grew $238.1 million during 1999 to its December 31, 1999, level of $657.4 million. The Company used $106.4 million in its acquisition of Tellabs Denmark and $35.1 million in cash to purchase certain assets of DSPSE. Tellabs also spent $99.5 million on additions to property, plant and equipment as part of its ongoing efforts to expand its manufacturing capacity and office space for support functions.

Working capital at December 31, 1999, totaled $1,511.4 million compared to $1,054.9 million at January 1, 1999. The Company's current ratio was 6.5 to 1 at December 31, 1999, compared to 5.8 to 1 at January 1, 1999. Management believes the current level of working capital is adequate to meet the Company's normal operating needs, both now and in the foreseeable future. Sufficient resources exist to support the Company's growth either through currently available cash, through cash generated from future operations, or through short-term or long-term financing.

The Company has never paid a cash dividend, and the current policy is to retain earnings to provide funds for the operation and expansion of the business. The Company does not anticipate paying cash dividends in the foreseeable future.

Year 2000 Readiness

The Company did not experience any material adverse issues or business interruptions arising from the date change to January 1, 2000. Based on its efforts to date, the Company has not incurred any material costs and does not expect to incur any future material costs in addressing the Year 2000 issue related to either its products or its critical and non-critical information technology (IT) systems.

The Company has devoted and will continue to devote the resources necessary to ensure that all Year 2000 issues, if any should arise, are properly addressed. However, there can be no assurance that all Year 2000 issues have been detected. The Company has surveyed significant customers, suppliers and other third parties to determine their Year 2000 compliance status. To date, based on responses received, the Company believes that no material Year 2000 issues exist with a third party.

Actual outcomes and results could be affected by other factors, including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and remedy software code problems, critical suppliers and subcontractors meeting their commitments to be Year 2000 ready, and timely actions by customers.

Forward-Looking Statements

Except for historical information, the matters discussed or incorporated by reference in this report are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to, economic conditions; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; research and new product development; protection of and access to intellectual property, patents and technology; ability to attract and retain highly qualified personnel; availability of components and critical manufacturing equipment; Year 2000 readiness; facility construction and start-ups; the regulatory and trade environment; availability and terms of future acquisitions; uncertainties relating to the synergies, charges, and expenses associated with business combinations and other transactions; and other risks that may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual future results could differ materially from those discussed here. The Company undertakes no obligation to revise or update these forward-looking statements.

MANAGEMENT STATEMENT OF FINANCIAL RESPONSIBILITY

The financial statements of Tellabs, Inc., and Subsidiaries have been prepared under the direction of management in conformity with generally accepted accounting principles. In the opinion of management, the financial statements set forth a fair presentation of the consolidated financial condition of Tellabs, Inc., and Subsidiaries at December 31, 1999, and January 1, 1999, and the consolidated results of its operations for the years ended December 31, 1999, January 1, 1999, and January 2, 1998.

The Company maintains accounting systems and related internal controls which, in the opinion of management, provide reasonable assurances that transactions are executed in accordance with management's authorization, that financial statements are prepared in accordance with generally accepted accounting principles, and that assets are properly accounted for and safeguarded.

Ethical decision-making is fundamental to the Company's management philosophy. Management recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted to the highest standards of personal and corporate conduct. Employee awareness of these objectives is achieved through key written policy statements and training.

The Board of Directors has appointed two of its non-employee members as an Audit Committee. This committee meets periodically with management and the independent auditors, who have free access to this committee without management present, to discuss the results of their audit work and their evaluation of the internal control structure and the quality of financial reporting.

/s Michael J. Birck Michael J. Birck Chairman and Chief Executive Officer, Tellabs, Inc. June 2, 2000	/s Joan E. Ryan Joan E. Ryan Vice President, Chief Financial Officer and Treasurer, Tellabs, Inc. June 2, 2000

REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying consolidated balance sheets of Tellabs, Inc., and Subsidiaries as of December 31, 1999, and January 1, 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for the three years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tellabs, Inc., and Subsidiaries at December 31, 1999, and January 1, 1999, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
June 2, 2000

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended	Year Ended	Year Ended
(in thousands, except per-share data)	12/31/99	1/1/99	1/2/98
Net Sales	$2,322,370	$1,706,077	$1,280,923
Cost of sales	940,083	706,099	519,580
Gross Profit	1,382,287	999,978	761,343
Operating Expenses
Marketing	197,201	156,046	123,754
Research and development	312,287	224,111	171,949
General and administrative	131,926	91,773	79,637
Asset impairment	-	24,793	-
Merger costs	1,929	12,991	-
Goodwill amortization	7,106	5,855	6,218
	650,449	515,569	381,558

Operating Profit	731,838	484,409	379,785
Other income (expense)
Interest income	35,548	24,708	13,855
Interest expense	(579)	(361)	(432)
Other	35,313	68,894	24,001
	70,282	93,241	37,424
Earnings Before Income Taxes	802,120	577,650	417,209
Income taxes	252,457	186,190	141,671
Net Earnings	$ 549,663	$ 391,460	$ 275,538

Earnings per Share	$ 1.36	$ 0.98	$ 0.71
Earnings per Share, Assuming Dilution	$ 1.32	$ 0.96	$ 0.69
Average number of common shares outstanding	404,872	398,115	389,784
Average number of common shares outstanding,
assuming dilution	417,041	408,882	401,062

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	12/31/99	1/1/99
ASSETS
Current Assets
Cash and cash equivalents	$310,553	$245,461
Investments in marketable securities	657,449	419,394
Accounts receivable, net of allowance of $11,556 and $10,709	626,741	480,921
Inventories
Raw materials	74,361	48,774
Work in process	38,108	23,276
Finished goods	73,327	50,374
	185,796	122,424
Other current assets	6,389	7,250
Total Current Assets	1,786,928	1,275,450
Property, Plant and Equipment
Buildings and improvements	168,148	129,840
Equipment	375,953	277,296
	544,101	407,136
Accumulated depreciation	(240,806)	(159,957)
	303,295	247,179
Land	32,891	9,065
	336,186	256,244
Goodwill, Net	87,275	55,559
Other Assets	144,236	64,681
Total Assets	$2,354,625	$1,651,934

LIABILITIES AND STOCKHOLDERs' EQUITY
Current Liabilities
Accounts payable	$111,597	$64,091
Accrued liabilities
Compensation	52,627	49,541
Payroll and other taxes	16,596	15,943
Other	40,236	17,831
Total accrued liabilities	109,459	83,315
Deferred income taxes	7,274	-
Income taxes	47,205	73,107
Total Current Liabilities	275,535	220,513
Long-Term Debt	9,350	3,349
Other Long-Term Liabilities	20,512	18,184
Deferred Income Taxes	1,723	5,341
Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $.01 par value;
no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $.01 par value;
408,029,291 and 400,964,780 shares issued and outstanding	4,080	2,023
Additional paid-in capital	376,648	231,192
Accumulated other comprehensive income
Cumulative translation adjustment	(82,915)	(9,207)
Unrealized net gains on available-for-sale securities	41,872	20,423
Total accumulated other comprehensive income	(41,043)	11,216
Retained earnings	1,707,820	1,160,116
Total Stockholders' Equity	2,047,505	1,404,547
Total Liabilities and Stockholders' Equity	$2,354,625	$1,651,934
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERs' EQUITY

			Accumulated
		Additional	Other
	Common	Paid-In	Comprehensive	Retained
(in thousands)	Stock	Capital	Income	Earnings	Total
Balance at December 27, 1996	$1,949	$111,288	$25,488	$489,823	$628,548
Comprehensive income:
Net earnings	-	-	-	275,538	275,538
Other comprehensive income, net of tax:
Unrealized holding gains on marketable securities arising during period (net of deferred income taxes of $58,492)	-	-	87,787	-	87,787
Reclassification adjustment for gains included in net earnings (net of deferred income taxes of $8,916)	-	-	(13,348)	-	(13,348)
Net unrealized holding gains on marketable securities	-	-	74,439	-	74,439
Foreign currency translation adjustment	-	-	(31,838)	-	(31,838)
Comprehensive income					318,139
Stock options exercised	21	36,373	-	-	36,394
Stock retention programs	-	427	-	-	427
Employee stock awards	-	358	-	-	358
Issuance of common stock	14	8,284	-	-	8,298
Balance at January 2, 1998	1,984	156,730	68,089	765,361	992,164
Comprehensive income:
Net earnings	-	-	-	391,460	391,460
Other comprehensive income, net of tax:
Unrealized holding losses on marketable securities arising during period (net of deferred income taxes of $22,508)	-	-	(33,566)	-	(33,566)
Reclassification adjustment for gains included in net earnings (net of deferred income taxes of $27,968)	-	-	(42,001)	-	(42,001)
Net unrealized holding gains on marketable securities	-	-	(75,567)	-	(75,567)
Foreign currency translation adjustment	-	-	18,694	-	18,694
Comprehensive income					334,587
Stock options exercised	17	49,148	-	-	49,165
Stock retention programs	-	348	-	-	348
Employee stock awards	-	414	-	-	414
Adjustment to conform fiscal year of pooled entity - SALIX	-	-	-	3,295	3,295
Issuance of common stock	22	24,552	-	-	24,574
Balance at January 1, 1999	2,023	231,192	11,216	1,160,116	1,404,547
Comprehensive income:
Net earnings	-	-	-	549,663	549,663
Other comprehensive income, net of tax:
Unrealized holding gains on marketable securities arising during period (net of deferred income taxes of $20,970)	-	-	31,471	-	31,471
Reclassification adjustment for gains included in net earnings (net of deferred income taxes of $6,549)	-	-	(10,022)	-	(10,022)
Net unrealized holding gains on marketable securities	-	-	21,449	-	21,449
Foreign currency translation adjustment	-	-	(73,708)	-	(73,708)
Comprehensive income					497,404
Stock options exercised	50	139,628	-	-	139,678
Stock retention programs	-	538	-	-	538
Stock split	1,959	-	-	(1,959)	-
Employee stock awards	-	558	-	-	558
Issuance of common stock	48	4,732	-	-	4,780
Balance at December 31, 1999	$4,080	$376,648	$(41,043)	$1,707,820	$2,047,505
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended	Year Ended	Year Ended
(in thousands)	12/31/99	1/1/99	1/2/98
Operating Activities
Net earnings	$549,663	$391,460	275,538
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	84,863	59,406	49,156
Provision for doubtful accounts	2,025	7,572	1,494
Deferred income taxes	(5,472)	(4,729)	(4,838)
Gain on investments	(42,572)	(74,398)	(21,097)
Asset impairment	-	24,793	-
Merger costs	1,929	12,991	-
Adjustments to conform fiscal years of pooled entity - SALIX	-	5,002	-
Net changes in assets and liabilities,
net of effects from acquisitions:
Accounts receivable	(136,134)	(182,351)	(132,974)
Inventories	(42,977)	(31,352)	(13,674)
Other current assets	(1,471)	(275)	(445)
Long-term assets	(76,265)	(39,012)	(24,603)
Accounts payable	43,192	11,835	15,051
Accrued liabilities	(968)	12,171	9,671
Income taxes	74,176	43,239	62,942
Long-term liabilities	2,226	2,990	2,836
Net Cash Provided by Operating Activities	452,215	239,342	219,057
Investing Activities
Acquisition of property, plant and equipment, net	(99,455)	(80,723)	(90,296)
Payments for purchases of marketable securities	(666,556)	(710,100)	(322,227)
Proceeds from sales and maturities of marketable securities	491,306	632,569	217,530
Payments for acquisitions, net of cash acquired	(143,420)	(16,941)	(7,821)
Net change in loan receivable	-	1,000	-
Net Cash Used for Investing Activities	(418,125)	(174,195)	(202,814)
Financing Activities
Proceeds from issuance of common stock	45,204	40,772	20,418
Proceeds from notes payable	6,500	768	390
Payments of notes payable	(499)	(250)	(34)
Net Cash Provided by Financing Activities	51,205	41,290	20,774
Effect of Exchange Rate Changes on Cash	(20,203)	2,050	(5,220)
Net Increase in Cash and Cash Equivalents	65,092	108,487	31,797
Cash and Cash Equivalents at Beginning of Year	245,461	136,974	105,177
Cash and Cash Equivalents at End of Year	$310,553	$245,461	$136,974
Other Information
Interest paid	$343	$260	$369
Income taxes paid	$182,277	$148,365	$84,987
The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Business
Operating in one business segment, the Company and its Subsidiaries design, assemble, market and service a diverse line of electronic communications equipment used in public and private networks worldwide.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its Subsidiaries. All significant intercompany balances and transactions have been eliminated. As more fully described in Note 3, the Company acquired SALIX Technologies, Inc. ("SALIX") in February 2000. The acquisition has been accounted for as poolings of interests. The consolidated financial statements give retroactive effect to the acquisition for all periods presented. In addition, certain reclassifications have been made in 1997 and 1998 consolidated financial statements to conform to the 1999 presentation.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments
The Company's financial instruments include cash and cash equivalents, marketable securities, cost-basis investments, and long-term debt. The carrying value of the cash and cash equivalents and long-term debt approximates their estimated fair values based upon quoted market prices. The fair value of investments in marketable securities is estimated based on quotes from brokers or current rates offered for instruments with similar characteristics.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property, Plant and Equipment
Property, plant and equipment is recorded at cost. Depreciation is computed using both the declining-balance and straight-line methods. Buildings are depreciated over 25 to 40 years, improvements over 7 years and equipment over 3 to 10 years.

Stock Options
Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan grants.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases at enacted tax rates when such amounts are expected to be realized or settled.

Goodwill
On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company estimates the value and future benefits of the net earnings generated by the related assets to determine that no impairment has occurred. Goodwill is amortized over terms ranging from 7 to 20 years using the straight-line method. The accumulated amortization of goodwill was approximately $24,915,000 and $19,677,000 at December 31, 1999, and January 1, 1999, respectively.

Revenue Recognition
The Company generally recognizes product revenue at the date of shipment and service revenue as services are completed.

Earnings Per Share
In accordance with SFAS No. 128, "Earnings Per Share," earnings per share are based on both the weighted-average number of shares outstanding and the weighted-average shares outstanding adjusted for assumed conversions of stock options. (See Note 12.) On April 21, 1999, the Company declared 2-for-1 stock split, payable in the form of a 100 percent stock dividend. All references to the number of common shares and per-share amounts have been retroactively restated to give effect to the stock dividend.

Foreign Currency Translation
The financial statements of the Company's subsidiaries are generally measured using the local currency as the functional currency. Accordingly, the effect of translating a subsidiary's stockholders' equity into U.S. dollars is recorded as a cumulative translation adjustment in the Consolidated Balance Sheets.

Foreign Exchange
Foreign currency transaction gains and losses resulting from changes in exchange rates are recognized in "Other income (expense)." Net gains (losses) of ($1,073,000), ($4,057,000) and $1,933,000 were recorded in 1999, 1998 and 1997, respectively.

Fiscal Year
The Company operates on a 52-53 week fiscal year. The year ended January 2, 1998, contained 53 weeks, while all other years presented contained 52 weeks. The financial statement effect is not significant.

2. New Accounting Pronouncements

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on the accounting treatment of costs related to software obtained or developed for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 during 1999 and determined that it had no material impact on its reported consolidated results of operations, financial position, or cash flows.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This statement defers the effective date of SFAS No. 133. As a result, SFAS No. 133 will not be effective for the Company until the year 2001. The Company is in the process of evaluating the impact of the reporting requirements of SFAS No. 133.

In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes the SEC staff's views in applying generally accepted accounting principles to the recognition of revenues. In March 2000, the staff of the SEC issued SAB No. 101A, which extended the implementation date of SAB No. 101 to the second quarter of 2000 and provided additional interpretive guidance on certain implementation issues. The Company is currently evaluating the effect of this additional guidance.

3. Business Combinations

In February 2000, the Company acquired SALIX Technologies, Inc. a developer of class independent switching solutions that enable service providers worldwide to offer next generation, converged services, such as voice-over-ATM ("VoATM"), voice-over-IP ("VoIP") and Internet services, over any network infrastructure, in a transaction accounted for as a pooling of interests. The Company issued approximately 3,784,000 shares of its common stock in exchange for all the outstanding common and preferred shares of SALIX. During the first quarter of 2000, the Company recognized a pre-tax charge of $5,760,000 for costs related to the SALIX acquisition.

In August 1999, the Company acquired NetCore Systems, Inc. ("NetCore"), a developer of carrier-class IP routing and ATM switching solutions, in a transaction accounted for as a pooling of interests. The Company issued approximately 8,868,000 shares of its common stock in exchange for all the outstanding common and preferred shares of NetCore. In 1999, the Company recognized a pre-tax charge of $1,929,000 for costs related to the NetCore acquisition.

In July 1999, the Company acquired Alcatel's DSC Communications businesses in Europe, now known as Tellabs Denmark. The acquisition covered DSC Communications' European headquarters in Denmark, along with its business operations in Drogheda, Ireland; sales and support offices in England, India and Poland; an interest in FIBCOM India Ltd. in India. Tellabs Denmark is a provider of managed, high-speed transport solutions that operate in synchronous-digital-hierarchy and dense wavelength-division-multiplexing environments. The acquisition was accounted for as a purchase, and accordingly, the results of operations of the acquired businesses were included in the consolidated operating results of Tellabs from the date of acquisition. The allocation of purchase price was as follows:

(in thousands)
Fair value of assets acquired	$137,366
Cost in excess of fair value	8,824
Liabilities assumed	(39,799)
Cash paid for acquisition	$106,391

The total amount allocated to cost in excess of fair value is being amortized using the straight-line method over a period of seven years. Included in the assets acquired are $25,000,000 of identified intangible assets, which also are being amortized using the straight-line basis over a period of seven years. Pro forma combined operating results prepared assuming the acquisition had occurred at the beginning of the year are not being presented since they would not differ materially from reported results.

In August 1998, the Company acquired Coherent Communications Systems Corporation ("Coherent"), a developer, manufacturer and marketer of voice-quality enhancement products for wireless, satellite-based, cable communication, and wireline telecommunications systems throughout the world, in a transaction accounted for as a pooling of interests. The Company issued approximately 22,424,000 shares of its common stock to Coherent shareholders in exchange for all outstanding Coherent shares. In 1998, the Company recognized a pre-tax charge of $12,991,000 for costs related to the Coherent acquisition and its terminated merger with CIENA Corporation.

The Company has restated all prior consolidated financial statements presented to include the combined operating results, financial positions and cash flows of SALIX, NetCore and Coherent as if they had been a part of the Company.

Prior to the acquisition, SALIX operated on a June 30th fiscal year. Restated consolidated financial statements for the year ended December 31, 1999, include the calendar results of operations, financial position and cash flows for SALIX. Restated financial statements for the fiscal year ended January 1, 1999, include SALIX consolidated statements of earnings for the fiscal year ended June 30, 1999, and the balance sheet at December 31, 1998. The effect of the 1998 restatement is the double counting of earnings for the six month period ended June 30, 1999. The SALIX results of operations from this six month period were as follows:

Six Fiscal Months Ended 6/30/99
Net sales	$1,036
Gross profit	338
Operating loss	(5,062)
Net loss	($3,295)

Net earnings from this six month period have been reported as an adjustment to retained earnings. Restated financial statements for the fiscal year ended January 2, 1998, include SALIX consolidated statements for the fiscal year ended June 30, 1998.

No material adjustments were recorded to conform the accounting policies of Tellabs, SALIX, Coherent and NetCore. Certain reclassifications and adjustments were made to conform the Tellabs, SALIX, Coherent and NetCore presentations, including the reclassification of costs related to the generation of customer service revenue from "Operating Expenses" to "Cost of Sales" and the the conversion of SALIX and NetCore redeemable convertible preferred shares to common shares outstanding, for all periods presented, at the applicable exchange rates.

The following table shows the historical results of operations of Tellabs and the restated combination of SALIX, Coherent and NetCore for the periods prior to the acquisition dates of the companies.

(in thousands)	Year Ended 12/31/99	Year Ended 1/1/99	Year Ended 1/2/98
Revenue:
Tellabs	$2,319,498	$1,660,102	$1,203,546
SALIX	2,872	1,867	3,682
Coherent	-	44,108**	73,695
NetCore	-	-	-
Consolidated total, as restated	$2,322,370	$1,706,077	$1,280,923

Net Earnings (Loss):
Tellabs	$568,212	$398,328	$263,689
SALIX	(14,125)	(7,118)	236
Coherent	-	4,698**	13,979
NetCore	(12,022)*	(11,029)	(3,882)
Reversal of SALIX deferred tax valuation allowance	4,668	2,458	-
Reversal of NetCore deferred tax valuation allowance	2,930	4,123	1,516
Consolidated total, as restated	$549,663	$391,460	$275,538

*Represents 1999 earnings for NetCore prior to the acquisition; NetCore's 1999 earnings after the acquisition are included in Tellabs' consolidated operating results.

**Represents 1998 revenues and earnings for Coherent prior to the acquisition, Coherent's 1998 revenues and earnings after the acquisition were included in
     Tellabs' consolidated operating results.

During the three years ended December 31, 1999, the Company made a number of purchase acquisitions. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or aggregated basis.

4. Investments

Available-for-sale marketable securities are accounted for at market prices with the unrealized gain or loss, net of deferred income taxes, shown as a separate component of stockholders' equity. At December 31, 1999, and January 1, 1999, they consisted of the following:

(In thousands)	Amortized Cost	Unrealized Gain/(Loss)	Market Value
1999
State and municipal securities	$239,032	($752)	$238,280
Preferred and common stocks	102,013	73,791	175,804
U.S. government and agency debt obligations	126,373	(2,728)	123,645
Corporate debt obligations	66,213	(586)	65,627
Foreign government debt obligations	54,045	48	54,093
	$587,676	$69,773	$657,449
1998
State and municipal securities	$72,174	$1,084	$73,258
Preferred and common stocks	49,312	31,324	80,636
U.S. government and agency debt obligations	76,802	(21)	76,781
Corporate debt obligations	44,423	(247)	44,176
Foreign government debt obligations	143,882	661	144,543
	$386,593	$32,801	$419,394

In 1999, the Company entered into various market price collars that lock in a price range for the sale of a certain stock held as an investment, thus guaranteeing a minimum selling price. These collars cover approximately 40 percent of the Company's investment and expire in December 2000. The Company will not sell the covered portion of the investment until the collars expire, provided that the market value of the investment exceeds the maximum selling price of the collars.

In 1999, the Company sold stock of a certain investment for a pre-tax gain of $36,875,000. In 1998, the Company sold stock of a certain investment and related hedge contracts for a pre-tax gain of $73,374,000.

During 1998, the Company contributed $13,100,000 in the form of stock from a certain investment to the Tellabs Foundation.

5. Financial Instruments

The Company conducts business on a global basis in several major currencies. Foreign currency risk is managed through the use of forward exchange contracts to hedge nonfunctional currency receivables and payables that are expected to be settled in less than one year. The Company does not enter into forward exchange contracts for trading purposes.

The foreign currency forward exchange contracts are primarily used to manage exposure to changes in the Finnish markka, Danish krone, Irish punt and U.S. dollar exchange rates. Gains and losses on the contracts are accounted for under the accrual method, with market value gains and losses on the contracts being recognized and combined with offsetting foreign exchange gains or losses on the net foreign accounts receivable and payable. Net losses on forward exchange contracts were $5,889,000, $339,000 and $3,794,000 for 1999, 1998 and 1997, respectively.

The table on the following page presents a summary of the notional and fair values of forward contracts by currency at December 31, 1999. The notional amounts are U.S. dollar values of the agreed-upon amounts in each foreign currency that will be delivered to a third-party on the agreed-upon date.

(in thousands)	Notional Amount	Fair Value
Forward contracts at December 31, 1999:
Related forward contracts to sell foreign currencies for Finnish markka	$43,943	$43,969
Related forward contracts to sell foreign currencies for Danish kroner	11,018	11,022
Related forward contracts to sell foreign currencies for Irish punts	5,611	5,631
Related forward contracts to sell foreign currencies for U.S. dollars	4,745	4,757
Total	$65,317	$65,379

6. Employee Benefit and Retirement Plans

The Company maintains a defined contribution 401(k) savings plan ("401(k) plan") for the benefit of eligible employees. Under the 401(k) plan, a participant may elect to defer a portion of annual compensation. Matching contributions equal to the first 3 percent of annual compensation were made by the Company for all eligible participants. The Company's Board of Directors may authorize discretionary contributions to the 401(k) plan, for which no amounts were authorized in 1999, 1998 or 1997. Contributions to the 401(k) plan are immediately vested in plan participants' accounts. The Company maintains similar plans for the benefit of eligible employees at its Finland, Ireland and Denmark subsidiaries.

The Company maintains defined contribution retirement and profit-sharing plans for the benefit of eligible employees. Under both plans, the Company's contributions totaled 5 percent of eligible annual compensation for each eligible participant in 1999, 1998 and 1997. No part of the contributions is vested until after a service period of five years, at which time the participant is fully vested. The Company's contributions to the profit sharing plan, which were 0.5 percent of eligible annual compensation in 1999, 1998 and 1997, are maintained as part of the 401(k) plan.

Company contributions to the 401(k) savings and profit-sharing plans were $12,665,000, $10,646,000 and $9,423,000 for 1999, 1998 and 1997, respectively. Company contributions to the retirement plan were $9,135,000, $6,166,000 and $5,559,000 for 1999, 1998 and 1997, respectively.

The Company maintains a defined-benefit retiree medical plan. Under the plan, which was implemented during 1999, the Company provides qualified retirees with a subsidy to supplement their medical costs and allows the retirees to participate in the Company-sponsored healthcare plan. The Company records, as part of operating expenses, the estimated current costs of the plan. In 1999, those costs were $1,293,000.

The Company provides a deferred compensation plan that permits certain officers and management employees to defer portions of their compensation. The deferred amounts earn an annual interest rate of 12 percent during the term of the plan. The liabilities for the deferred salaries plus interest are included in "Other Long-Term Liabilities."

The Company maintains an employee stock purchase plan. Under the plan, employees elect to withhold a portion of their compensation to purchase the Company's common stock at fair market value. The Company matches 15 percent of each employee's withholdings. Compensation expense is recognized for the amount that the Company contributes to the plan through its matching of participant withholdings.

The Company has a program to award shares of the Company's common stock to employees in recognition of their past service. Each full-time employee who has worked for a continuous 5-, 15- or 20-year period is awarded 10, 25 or 50 shares, respectively. When an employee stock award is granted, compensation expense is charged for the fair market value of the shares issued.

The Company has a number of employee retention programs under which certain employees, primarily as a result of the Company's acquisitions, are entitled to a specific number of shares of the Company's stock over a two-year vesting period.

7. Stock Options

At December 31, 1999, the Company had 11 stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and its related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan grants. Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the following chart:

(in thousands, except per-share data)	1999	1998	1997
Net earnings
As reported	$549,663	$391,460	$275,538
Pro forma	$513,053	$368,853	$261,732
Earnings per common share
As reported	$1.36	$0.98	$0.71
Pro forma	$1.27	$0.93	$0.67
Earnings per common share, assuming dilution
As reported	$1.32	$0.96	$0.69
Pro forma	$1.23	$0.90	$0.65

These pro forma amounts may not be representative of future disclosures because the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1999, 1998 and 1997:

	1999	1998	1997
Expected volatility	67.6%	64.6%	52.1%
Risk-free interest rate	5.4%	4.9%	6.2%
Expected life	4.1 yrs.	4.3 yrs.	4.3 yrs.
Expected dividend yield	0.0%	0.0%	0.0%

The Company's 1984 Incentive Stock Option Plan is a tax-qualified plan that provides for 9,600,000 shares of common stock to be reserved for options that may be issued under the plan. The plan also provides that the option price shall be the market value of the Company's shares as of the date of grant, except for options granted to holders of 10 percent or more of the outstanding shares, in which case the option price shall be 110 percent of the market value of the Company's shares as of the date of grant. All options under the plan have been granted.

The Company's 1986 Non-Qualified Stock Option Plan provides for 24,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant. All options under the plan have been granted.

The Company's 1987 Stock Option Plan for Non-Employee Corporate Directors provides for the non-discretionary grant of options to non-employee directors of the Company to purchase a combined maximum of 2,400,000 shares of common stock, at a per-share price not less than the market value of the Company's shares on the date of grant. The plan provides that each non-employee director, on the date such person becomes a non-employee director, will be granted options to purchase 10,000 shares of common stock and, provided such person is still serving as a non-employee director, will automatically be granted options to purchase 6,000 additional shares of common stock each year thereafter on the anniversary of the last day of the month in which the initial options were granted. Options granted under the 1987 plan expire five years from the grant date.

The Company's 1989 Stock Option Plan provides for 24,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan allows grants to employees of incentive or non-qualified options for up to 24,000,000 shares and up to 24,000,000 stock appreciation rights ("SARs"). The SARs may be granted in conjunction with, or independently of, the options under the plan. The plan provides that the option price and the SAR price shall be the market value of the Company's shares as of the date of grant. At December 31, 1999, 3,048,000 SARs with grant prices ranging from $0.38 to $0.54 and 5-year terms and 1,609,040 SARs with grant prices of $0.76 to $35.75 and 10-year terms had been granted. As of that date, a total of 4,586,112 SARs had been exercised and 33,400 had been canceled, leaving 37,528 outstanding.

The Company's 1991 Stock Option Plan provides for 12,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan allows grants to employees of incentive or non-qualified options. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant.

The Company's 1994 Stock Option Plan provides for 16,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan allows grants to employees of incentive or non-qualified options. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant.

The Company's 1998 Stock Option Plan provides for 16,000,000 shares of common stock to be reserved for options that may be issued under the plan, allowing grants to employees of incentive or non-qualified options for up to 16,000,000 shares and up to 2,000,000 SARs. The SARs may be granted in conjunction with, or independently of, the options under the plan. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant. At December 31, 1999, 4600 SARs with exercise prices ranging from $56.44 to $70.06 and 10-year terms had been granted. As of that date, no SARs from the 1998 Plan had been exercised or canceled, leaving 4,600 outstanding.

The Company's 1982 and 1993 Stock Option Plans provide for 1,266,346 shares of common stock to be reserved for options that may be issued under the plans. The plans were acquired in 1998 through the acquisition of Coherent. No further awards may be made under the plans.

The Company's 1997 Stock Option Plan provides for 504,789 shares of common stock to be reserved for options that may be issued under the plan. The plan was acquired in 1999 through the merger with NetCore. No further awards may be made under the plan.

The Company's 1998 Stock Option Plan, acquired in 2000 through the acquisition of SALIX, provides for 1,242,227 shares of common stock to be reserved for options that may be issued under the plan. No further awards may be made under the plan.

In July 1996, the Company began a Global Option Program ("the Program"), under which all full-time employees below director level as of July 8, 1996, were granted non-qualified options or SARs to purchase 800 shares plus 40 shares for each year of service. The grants were dated July 22, 1996, with a price of $14.31. The options were granted from the 1994 Plan and the SARs from the 1989 Plan. In 1997, the Company continued the Program by granting 400 nonqualified options or SARs to all full-time employees below director level hired from July 9, 1996, through October 24, 1997. All such grants were dated October 24, 1997, with a price of $25.25. Any employee below director level hired between October 24, 1997 and July 2, 1999, will receive a grant of 200 non-qualified options or SARs dated the first day of the fiscal quarter in which the employee is hired. In October 1998, the Company continued the Program by granting non-qualified options or SARs to purchase 400 shares to all full-time employees below the management level. The grants were dated October 8, 1998, with a price of $17.13. The options were granted from various plans and the SARs from the 1989 Plan.

Unless the option agreements provide otherwise, options or SARs granted under the 1982, 1984, 1986, 1989, 1991, 1993, 1994, 1997 and 1998 plans become exercisable on a cumulative basis at a rate of 25 percent on each of the first through fourth anniversaries of the grant date. Unless the option agreements provide otherwise, options under the 1986 plan terminate at the end of five years after the grant; options under the 1982 and 1993 plans terminate at the end of seven years after the grant; and options or SARs granted under the 1984, 1989, 1991, 1994, 1997 and 1998 plans terminate at the end of 10 years after the grant.

A summary of the status of the Company's options plans as of December 31, 1999, January 1, 1999, and January 2, 1998, and of changes during the years ending on these dates is presented in the following chart:

	1999		1998		1997
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding- beginning of year	25,564,136	$11.70	23,871,423	$10.05	24,005,847	$6.02
Granted	4,297,197	54.14	6,061,551	14.35	4,669,712	24.59
Exercised	(6,548,659)	6.19	(3,646,575)	4.20	(4,193,256)	2.85
Forfeited	(847,510)	21.79	(722,263)	16.98	(610,880)	12.13
Outstanding-end of year	22,465,164	$21.04	25,564,136	$11.70	23,871,423	$10.05

Exercisable at end of year	10,982,737		13,126,097		13,277,578
Available for grant	13,302,987		16,538,810		6,376,708

Weighted-average fair value of options granted during the year	$34.05		$9.69		$12.33

Options Outstanding and Exercisable as of December 31, 1999, by Price Range:

		Outstanding		Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.02 - $3.30	5,741,839	4.51	$1.82	5,062,026	$1.98
$3.72 - $14.31	4,609,038	6.04	$13.13	3,341,712	$12.70
$14.32 - $17.13	4,395,186	8.58	$17.11	969,677	$17.11
$17.19 - $56.44	4,617,916	7.53	$29.28	1,609,322	$25.91
$58.19 - $70.06	3,101,185	9.76	$61.68	0	$0.00
$0.02 - $70.06	22,465,164	6.96	$21.04	10,982,737	$10.08

8. Income Taxes

	Year Ended	Year Ended	Year Ended
(in thousands)	12/31/99	1/1/99	1/2/98
Components of the Company's earnings
before income taxes are as follows:
Domestic source	$561,805	$364,573	$247,768
Foreign source	240,315	213,077	169,441
Total	$802,120	$577,650	$417,209

The provision for income tax expense
(benefit) consists of the following:
Current:
Federal	$181,663	$115,611	$86,445
State	26,854	17,927	15,947
Foreign	49,400	57,381	44,117
	257,917	190,919	146,509

Deferred:
Federal	(9,332)	(5,091)	(5,193)
State and foreign	3,872	362	355
	(5,460)	(4,729)	(4,838)
Total	$252,457	$186,190	$141,671

	Ending Balance	Ending Balance
(in thousands)	12/31/99	1/1/99
Deferred tax assets (liabilities) for 1999 and
1998 comprise the following:

Deferred Tax Assets
Inventory reserves	$9,637	$7,399
Deferred employee benefit expenses	2,539	4,072
Deferred compensation plan	5,828	4,500
Accrued liabilities	2,946	5,595
NOL and research and development
credit carryforwards	52,876	7,311
Other	4,099	2,580
Gross deferred tax assets	77,925	31,457

Deferred Tax Liabilities
Unrealized gain on marketable securities	(26,665)	(13,299)
Depreciation	(7,490)	(16,336)
Amortizable intangibles	(6,923)	-
Other	(2,868)	(2,382)
Gross deferred tax liabilities	(43,946)	(32,017)
Valuation allowance	(42,976)	(1,001)
Net Deferred Tax Liability	($8,997)	($1,561)

	Year Ended	Year Ended	Year Ended
(In percentages)	12/31/99	1/1/99	1/2/98
Federal income taxes at the statutory rate are
reconciled with the Company's income tax
provision as follows:
Statutory U.S. income tax rate	35.0%	35.0%	35.0%
Foreign income taxes	(2.7)	(2.0)	(2.3)
Research and development credit	(1.6)	(0.8)	(0.9)
Tax benefits associated with merger of Finland subsidiaries	(0.3)	(0.5)	(0.7)
Benefit attributable to foreign sales corporation	(0.3)	(0.3)	(0.3)
State income tax, net of federal benefits	2.1	1.9	2.5
Charitable contribution	-	(0.8)	-
Other - net	(0.7)	(0.3)	0.7
Effective Income Tax Rate	31.5%	32.2%	34.0%

Deferred income taxes increased to $8,997,000 at December 31, 1999, from $1,561,000 at January 1, 1999. The increase in the deferred tax balance is primarily attributable to deferred taxes required for the mark-to-market adjustment in investments in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company recorded an additional net deferred tax asset for the 1999 research and development credits and net operating loss carryforwards associated with the 1999 acquisition of NetCore in the amount of approximately $3,159,000 and the 2000 acquisition of SALIX in the amount of $5,218,000. A valuation allowance is provided when it is more likely that not that some portion of the deferred tax asset will not be realized. At the end of 1998, the Company had a valuation allowance of $905,000 associated with the state net operating losses for NetCore, and $96,000 for SALIX. In 1999, an additional $743,000 of valuation allowance was provided for state net operating losses related to NetCore and $597,000 for SALIX.

As part of the 1999 acquisition of Tellabs Denmark, the Company acquired a deferred tax asset of approximately $40,635,000. This represents net operating loss carryforwards and depreciation offset by a deferred tax liability relating to intangibles. The Company has established a valuation allowance equal to the entire balance of $40,365,000 because it is more likely that not that this deferred tax asset will not be realized.

Deferred U.S. income taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because such earnings are considered to be permanently invested in those operations. The cumulative earnings of foreign subsidiaries were approximately $533,908,000 at December 31, 1999. The amount of unrecognized deferred tax liability for undistributed cumulative earnings of foreign subsidiaries at December 31, 1999, was approximately $72,445,000.

9. Segment and Geographical Information

The Company manages its business in one operating segment.

Consolidated net sales by product group are as follows:

(in thousands)	1999	1998
Digital Cross-Connect Systems	$1,362,732	$949,057
Managed Digital Networks	438,933	404,182
Network Access Systems	350,895	247,565
Other	169,810	105,273
Total	$2,322,370	$1,706,077

Consolidated net sales by country, based on the location of the customers, are as follows:

(in thousands)	1999	1998
United States	$1,631,225	$1,141,435
Other Geographic Areas	691,145	564,642
Total	$2,322,370	$1,706,077

Long-lived assets by country are as follows:

(In thousands)	1999	1998
United States	$354,066	$239,484
Finland	84,374	103,342
Denmark	71,236	-
Other Geographic Areas	58,021	33,658
Total	$567,697	$376,484

A single customer accounted for approximately 10.9 percent, 11.9 percent and 10.9 percent of consolidated net sales in 1999, 1998 and 1997, respectively.

10. Commitments

The Company and its Subsidiaries have a number of operating lease agreements primarily involving office space, buildings and office equipment. These leases are non-cancellable and expire on various dates through 2012.

As of December 31, 1999, future minimum lease commitments under non-cancellable operating leases are as follows:

(In thousands)
2000	$23,900
2001	20,324
2002	13,454
2003	8,928
2004	7,321
2005 and thereafter	47,171
Total Minimum Lease Payments	$121,098

Rental expense for the years ended December 31, 1999, January 1, 1999, and January 2, 1998, was approximately $19,671,000, $18,869,000 and $9,710,000, respectively.

11. Long-Term Debt

Long-term debt at December 31, 1999, was comprised of notes payable, acquired in the SALIX acquisition, totaling $6,500,000 and industrial revenue bonds of $2,850,000. The notes payable were issued during 1999 with principal due upon demand. Interest is payable monthly based on the prime interest rate plus 2.5 percent. The effective interest rate for 1999 was 11.0%. The industrial revenue bonds were issued on December 20, 1991, with the principal payable in October 2014. Interest is payable quarterly based on a variable interest rate set weekly based on market conditions for similar instruments. The effective rates for 1999, 1998 and 1997 were 3.32 percent, 3.47 percent and 3.71 percent, respectively. The debt is unsecured. The provisions of the loan agreement contain restrictive covenants, including a minimum net worth and debt-to-equity ratio, with which the Company was in compliance at December 31, 1999.

12. Earnings Per Share

	Year Ended	Year Ended	Year Ended
(in thousands, except per-share data)	12/31/99	1/1/99	1/2/98
The following chart sets forth the computation of earnings per share:
Numerator:
Net earnings	$549,663	$391,460	$275,538
Denominator:
Denominator for basic earning per share - weighted-average shares outstanding	404,872	398,115	389,784
Effect of dilutive securities:
Employee stock options and awards	12,169	10,767	11,278
Denominator for diluted earnings per share- adjusted weighted-average shares outstanding and assumed conversions	417,041	408,882	401,062
Earnings per share	$1.36	$0.98	$0.71
Earnings per share, assuming dilution	$1.32	$0.96	$0.69

13. Quarterly Financial Data (unaudited)

Selected quarterly financial data for 1999 and 1998 are as follows:

(in thousands, except per-share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
1999
Net sales	$469,800	$541,288	$595,358	$715,924	$2,322,370
Gross profit	$275,372	$329,829	$351,096	$425,990	$1,382,287
Net earnings	$101,001	$122,139	$141,247[1]	$185,276[2]	$549,663
Earnings per share	$0.25	$0.30	$0.35	$0.46	$1.36
Earnings per share, assuming dilution	$0.24	$0.29	$0.34[1]	$0.44[2]	$1.32*

1998
Net sales	$347,153	$408,168	$428,535	$522,221	$1,706,077
Gross profit	$201,300	$238,747	$247,850	$312,081	$999,978
Net earnings	$70,366	$120,283[3]	$81,868[4]	$118,943	$391,460
Earnings per share	$0.18	$0.30	$0.21	$0.30	$0.98*
Earnings per share, assuming dilution	$0.17	$0.29[3]	$0.20[4]	$0.29	$0.96*

*  The earnings-per-share computation for the year is a separate, annual calculation. Accordingly, the sum of the quarterly earnings-per share amounts do not necessarily equal the earnings per share for the year.

1  Net earnings and earnings per share include a $1,929 pre-tax charge for costs related to the acquisition of NetCore Systems, Inc. and a $6,934 pre-tax gain on the sale of stock held as an investment. Pro forma net earnings and earnings per share, assuming dilution, excluding these items, net of tax, would have been $137,819 and $0.33, respectively.

2  Net earnings and earnings per share include a $29,941 pre-tax gain on the sale of stock held as an investment. Pro forma net earnings and earnings per share, assuming dilution, excluding this item, net of tax would have been $164,767 and $0.39, respectively.

3  Net earnings and earnings per share include a $24,793 pre-tax asset impairment charge at the Company's Wireless Systems Division and a $73,374 pre-tax gain on the sale of stock held as an investment and the settlement of related hedge contracts. Pro forma net earnings and earnings per share, assuming dilution, excluding these items, net of tax, would have been $87,490 and $0.21, respectively.

4  Net earnings and earnings per share include a $12,991 pre-tax charge for merger costs related to the acquisition of Coherent Communications System
    Corporation and the terminated merger with CIENA Corporation. Pro forma net earnings and earnings per share, assuming dilution, excluding these items, net of tax, would have been $90,637 and $0.22, respectively.